Exhibit 99.1

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Record Fourth Quarter 2008 Income from
Continuing Operations of $1.14 per Diluted Share
     Houston, February 19, 2009 — Pride International, Inc. (NYSE: PDE) today reported financial results for the three months and year ended December 31, 2008, including record levels during both periods for revenues and income from continuing operations.
     For the three months ended December 31, 2008, income from continuing operations, net of tax, totaled $197.4 million, or $1.14 per diluted share, including a net gain of $3.4 million, or $0.01 per diluted share, relating primarily to the sale of the company’s platform rig fleet. The results compared to $118.0 million, or $0.67 per diluted share, during the same three month period in 2007. Results for the three month period in 2007 included a net gain of $21.4 million, or $0.05 per diluted share, resulting from the sale of non-strategic assets. Excluding the impact of the net gains in both periods, fourth quarter 2008 income from continuing operations improved 101% from the corresponding three months in 2007. Fourth quarter 2008 revenues reached a record $621.6 million, improving 29% when compared to revenues of $482.4 million during the fourth quarter of 2007.
     The company reported net income for the three months ended December 31, 2008 of $234.7 million, or $1.36 per diluted share, including $37.3 million, or $0.22 per diluted share, from discontinued operations. The results compared to net income for the corresponding three months in 2007 of $135.0 million, or $0.77 per diluted share, including $17.0 million, or $0.10 per diluted share, from discontinued operations.
     For the year ended December 31, 2008, income from continuing operations, net of tax, was a record $666.4 million, or $3.81 per diluted share, compared to $423.8 million, or $2.41 per diluted share, for the year ended December 31, 2007. Results for the year ended December 31, 2008 included gains totaling $35.5 million, or $0.15 per diluted share, pertaining to the sale of non-strategic assets. Results for the year ended December 31, 2007 included gains totaling $30.5 million, or $0.10 per diluted share, relating primarily to the sale of non-strategic assets. Excluding the impact of these items, income from continuing operations improved 60% from the year ended December 31, 2007. Revenues reached $2,310.4 million for the year ended December 31, 2008, increasing 18% from revenues of $1,951.5 million for the year ended December 31, 2007.
     Net income for the year ended December 31, 2008 totaled $852.1 million, or $4.87 per diluted share, including $185.7 million, or $1.06 per diluted share, from discontinued operations. For the year ended December 31, 2007, net income was $784.3 million, or $4.43 per diluted share, including $360.5 million, or $2.02 per diluted share, from discontinued operations.

     Cash flows from operating activities totaled $844.1 million for the year ended December 31, 2008, while capital expenditures over the same period were $984.0 million, including $637.0 million associated with the construction of four deepwater drillships. The company expects capital expenditures in 2009 to total approximately $1.1 billion, including an estimated $735 million associated with the four drillships.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “The year 2008 was the most successful in our history, with record revenues and income from continuing operations. In addition, we exited the year with a more efficient and focused business model, having completed the divestiture of our tender and platform rigs and other non-strategic assets while expanding our presence in the deepwater drilling segment from both an asset and geographic standpoint. Our balance sheet at the close of 2008 reflects the disciplined and conservative approach we have demonstrated over the past three years. Cash and cash equivalents were $713 million, and total debt was $723 million, down from $1.2 billion at December 31, 2007. The company’s debt-to-total-capitalization ratio at December 31, 2008 was 14%.
     “Our financial results in the fourth quarter of 2008 reflect continued excellent operations performance, with our deepwater fleet achieving 98% utilization, while midwater fleet utilization improved to 94%, the highest level of utilization for this segment in 2008 following several shipyard and other out-of-service events earlier in the year. The midwater segment also achieved an 8% improvement in average daily revenues to $279,500.
     “As we commence 2009, we are entering an increasingly uncertain economic climate with markedly lower crude oil and natural gas prices causing many customers to reduce planned exploration and production spending during the year. As a result, offshore drilling activity is noticeably lower in many regions around the world. Decreased customer demand is most evident in the jackup rig sector, resulting in an increasing number of idle rigs while new, uncontracted capacity is being delivered. Overall, a more challenging near- to intermediate-term dayrate environment is likely, especially for the jackup and midwater fleets, while the industry’s deepwater fleet is expected to display more resilience due to longer term contract durations and strong geologic success over the past several years.”
     In closing, Raspino added, “Pride International is well-positioned to successfully operate in this more difficult offshore business climate. Our revenue backlog, currently $8.6 billion, excluding performance bonus opportunities, is expected to provide annual revenues of between $1.5 and $2.0 billion for each of the next four years. In addition, our capital structure remains strong, and we have only nominal debt maturities of approximately $30 million in each of the next three years. With our business transformation nearly complete, we will continue positioning the company as a unique offshore drilling choice for investors with an increasing emphasis in deepwater.”
     During the fourth quarter of 2008, the company reorganized its reportable segments to reflect the general asset class of its drilling rigs. The company believes that this change reflects how it manages its business. The company’s new reportable segments include Deepwater, which consists of its rigs capable of drilling in water depths greater than 4,500 feet, and Midwater, which consists of its semisubmersible rigs capable of drilling in water depths of 4,500 feet or less. The company’s jackup fleet, which operates in water depths up to 300 feet, is reported as two segments, Independent Leg Jackups and Mat-Supported Jackups, based on rig design as well as the company’s intention to separate the mat-supported jackup business. The company also manages the drilling operations for three deepwater rigs, which are included in a non-reported operating segment along with corporate costs and other operations.

Deepwater Segment
     Revenues from the company’s fleet of eight deepwater rigs were $238.0 million during the fourth quarter of 2008, compared to $241.7 million in the preceding quarter of the year, with average revenues per day of $331,300 compared to $333,600 over the comparative period. The slight decline in revenues was due primarily to out-of-service time on the semisubmersible rig Pride Carlos Walter and a lower average dayrate on the semisubmersible rig Pride Rio de Janeiro following the reassignment of the rig at a higher dayrate for a portion of the third quarter of 2008. Earnings from operations improved to $136.5 million in the fourth quarter of 2008 from $127.9 million in the preceding quarter of the year, while EBITDA contribution grew to $154.9 million compared to $146.0 million over the comparative period. Operating costs in the fourth quarter of 2008 declined 13% following a change in estimated customs penalty assessment and labor expense adjustments recognized in the third quarter of 2008. Utilization of the fleet was 98% in the fourth quarter of 2008, unchanged from the preceding quarter of the year. Four rigs achieved utilization of 100% in the fourth quarter, with two others at 98% or better.
     Although the urgency by some customers to contract deepwater rigs has diminished in early 2009, primarily due to the difficult global economic environment, which has contributed to the abrupt decline in crude oil prices since mid 2008, deepwater activity is expected to remain healthy. Customer interest in this attractive sector continues to be strong, especially in Brazil, West Africa and the U.S. Gulf of Mexico, as well as in several emerging areas. The industry’s most capable rigs, which are those able to address customer needs in greater than 7,000 feet of water, are expected to remain fully utilized throughout 2009 and into the next decade as multi-year field development programs continue and customers continue successful exploration efforts. There is also an increasing focus by some customers on more challenging geologic structures, which are expected to require the advanced features of these rigs. The average contract time remaining on the industry’s fleet of deepwater rigs capable of drilling in water depths over 7,000 feet is approximately four years, inclusive of those units presently under construction and with contract awards, while rigs capable of drilling in water depths of 4,500 feet to 7,000 feet have an average contract length of approximately 2.5 years. Due to the multi-year contracts, some subletting of deepwater rig time is likely during 2009 as customers attempt to balance their rig needs. Currently, 96% of the company’s deepwater rig days are committed to contracts in 2009, with 87% and 81% committed in 2010 and 2011, respectively.
Midwater Segment
     Revenues from the company’s six midwater semisubmersibles improved 21% in the fourth quarter of 2008 to $145.1 million compared to $120.3 million during the preceding quarter of the year. Fourth quarter 2008 earnings from operations grew to $72.0 million, a 48% improvement from $48.8 million during the preceding quarter of the year, while EBITDA contribution reached $83.0 million, up 38% from $60.0 million over the same comparative period. Higher activity on the Pride Mexico and Sea Explorer, following mobilizations of both units for new contract commencements, contributed to an improvement in utilization during the fourth quarter of 2008 to 94% from 84% during the third quarter of 2008. Average daily revenues increased 8% over the same comparative period to $279,500, from $259,300, due in part to the commencement of a new contract on the Pride Venezuela at a dayrate of $375,000, up from $270,000 on the previous contract.

     The combined EBITDA contribution of the Deepwater and Midwater segments reached $237.9 million in the fourth quarter of 2008, or 77% of total EBITDA in the quarter.
     Some idle capacity among the industry’s 112 midwater units has begun to surface in various locations around the world, especially in more geologically mature regions. With the average remaining contract duration on midwater rigs at approximately two years, customers in some regions, such as the UK North Sea, and others with limited capital resources, are increasingly subletting rig time in an effort to reduce capital spending during 2009, contributing to a more challenging near- to intermediate-term pricing environment. Currently, 97% of the company’s midwater rig days are committed to contracts in 2009, with 70% committed in 2010.
Independent Leg Jackup Segment
     The company’s seven independent leg jackup rigs operating in India, the Middle East, West Africa and Mexico, recorded revenues of $82.5 million during the fourth quarter of 2008, an 11% improvement from $74.5 million during the third quarter of 2008. Earnings from operations improved to $43.0 million and EBITDA increased to $49.9 million in the fourth quarter of 2008. The figures compared to $39.0 million and $45.8 million, respectively, during the third quarter of 2008. Utilization during the fourth quarter of 2008 improved to 98% from 93% in the preceding quarter of the year due significantly to improved service time on the Pride Cabinda and Pride Pennsylvania following periods for repair and maintenance during the third quarter of the year. Increased dayrates for the Pride Cabinda and Pride Montana contributed to a 5% improvement in average daily revenues to $130,200 in the fourth quarter of 2008, up from $124,200 in the previous quarter of the year.
     Declining contract backlogs in this segment associated with the industry’s existing base of rigs and competition from incremental jackup rig capacity are contributing to a difficult operating environment in 2009. A decline in dayrates witnessed since mid-2008 has accelerated in early 2009 as customer spending on exploration and production work responds to the weak crude oil price environment. The company currently expects spot dayrates to continue a period of adjustment to lower levels as the number of idle rigs in search of work assignments increases. At present, the company believes Mexico is the only region where rig demand could increase during 2009. Pride currently has 76% of its fleet days in 2009 under contract, with 25% contracted in 2010.
Mat-Supported Jackup Segment
     Revenues from the company’s 20-rig mat jackup fleet, which is expected to be divested in a tax-free spin to shareholders during 2009, were $123.7 million in the fourth quarter of 2008, down 9% from $135.7 million in the third quarter of 2008. Earnings from operations declined 31% in the fourth quarter of 2008 to $34.1 million from $49.4 million in the preceding quarter of the year. EBITDA contribution fell to $47.9 million from $63.4 million over the same comparative period. Although average daily revenues in the fourth quarter of 2008 increased to $96,800 from $84,600 in the third quarter, utilization of the fleet declined to 69% from 84% over the same comparative period due primarily to a decline in regional activity related to weaker natural gas prices and a deepening of the global credit crisis which has prevented some smaller customers from obtaining the financing necessary to commence projects.

     During the fourth quarter of 2008, the company mobilized rigs between the U.S. Gulf and Mexico as activity in the two regions declined or remained uncertain. The Pride South Carolina and Pride Mississippi were relocated to the U.S. Gulf, where the Pride South Carolina was stacked along with the Pride Nevada as market conditions weakened. Following the relocation of the Pride Oklahoma from Mexico to the U.S. Gulf in August 2008, the rig returned to Mexico in December to commence an estimated nine-month contract. At present, five of the segment’s rigs in the U.S. Gulf have been or are in the process of being cold stacked and two others are idle.
     With exploration and production spending in the U.S. decidedly lower in early 2009 and expected to decline further over the year, the company plans to cold stack two additional rigs while maintaining a full crew on one rig that is currently idle. The company has six mat-supported rigs currently operating in Mexico and is in the process of assessing the need for the rigs by Pemex in 2009.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, February 19, 2009 to discuss results for the fourth quarter of 2008, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1240 and refer to confirmation code 1597184 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on February 19 and can be accessed by dialing 719-457-0820 and referring to pass code 1597184. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 44 offshore rigs, including two deepwater drillships, 12 semisubmersible rigs, 27 jackups and three managed deepwater rigs. The company also has four ultra-deepwater drillships under construction with expected deliveries in 2010 and 2011.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	December 31,
	2008	2007
REVENUES	$621.6	$482.4

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	284.8	251.3
Depreciation and amortization	51.6	51.0
General and administrative, excluding depreciation and amortization	32.9	38.0
Gain on sales of assets, net	(3.4)	(21.4)

	365.9	318.9

EARNINGS FROM OPERATIONS	255.7	163.5

OTHER INCOME (EXPENSE), NET
Interest expense	(0.1)	(13.1)
Refinancing charges	(1.1)	—
Interest income	2.0	9.7
Other income (expense), net	2.1	0.8

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	258.6	160.9
INCOME TAXES	(61.2)	(42.9)
MINORITY INTEREST	—	—

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	197.4	118.0
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	37.3	17.0

NET INCOME	$234.7	$135.0

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.14	$0.71
Income from discontinued operations	0.22	0.10

Net income	$1.36	$0.81

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.14	$0.67
Income from discontinued operations	0.22	0.10

Net income	$1.36	$0.77

SHARES USED IN PER SHARE CALCULATIONS
Basic	172.8	166.3
Diluted	173.0	179.0

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
REVENUES	$2,310.4	$1,951.5	$1,518.8

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	1,127.9	966.7	887.9
Depreciation and amortization	206.5	215.3	188.0
General and administrative, excluding depreciation and amortization	130.6	138.1	105.8
Impairment expense	—	—	0.5
Gain on sales of assets, net	(24.1)	(30.5)	(28.6)

	1,440.9	1,289.6	1,153.6

EARNINGS FROM OPERATIONS	869.5	661.9	365.2

OTHER INCOME (EXPENSE), NET
Interest expense	(18.5)	(73.3)	(78.2)
Refinancing charges	(2.3)	—	—
Interest income	17.5	14.4	4.2
Other income (expense), net	17.4	(3.4)	0.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	883.6	599.6	292.1
INCOME TAXES	(217.2)	(172.3)	(117.4)
MINORITY INTEREST	—	(3.5)	(4.1)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	666.4	423.8	170.6
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	185.7	360.5	125.9

NET INCOME	$852.1	$784.3	$296.5

BASIC EARNINGS PER SHARE:
Income from continuing operations	$3.91	$2.56	$1.05
Income from discontinued operations	1.09	2.18	0.77

Net income	$5.00	$4.74	$1.82

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$3.81	$2.41	$1.01
Income from discontinued operations	1.06	2.02	0.71

Net income	$4.87	$4.43	$1.72

SHARES USED IN PER SHARE CALCULATIONS
Basic	170.6	165.6	162.8
Diluted	175.6	178.5	176.5

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$712.5	$890.4
Trade receivables, net	438.8	339.8
Deferred income taxes	90.5	70.1
Prepaid expenses and other current assets	177.4	149.5
Assets held for sale	1.4	82.8

Total current assets	1,420.6	1,532.6

PROPERTY AND EQUIPMENT	6,063.8	5,438.4
Less: accumulated depreciation	1,474.9	1,418.7

Property and equipment, net	4,588.9	4,019.7
INTANGIBLE AND OTHER ASSETS	55.5	61.6

Total assets	$6,065.0	$5,613.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$75.8
Accounts payable	137.3	133.1
Accrued expenses and other current liabilities	403.4	428.3
Liabilities held for sale	—	7.4

Total current liabilities	571.0	644.6

OTHER LONG-TERM LIABILITIES	144.6	171.8

LONG-TERM DEBT, NET OF CURRENT PORTION	692.9	1,115.7

DEFERRED INCOME TAXES	257.6	211.4

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,971.2	1,886.1
Treasury stock, at cost	(13.3)	(9.9)
Retained earnings	2,437.0	1,584.9
Accumulated other comprehensive income	2.3	7.6

Total stockholders’ equity	4,398.9	3,470.4

Total liabilities and stockholders’ equity	$6,065.0	$5,613.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$852.1	$784.3	$296.5
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of tender-assist rigs	(121.4)	—	—
Gain on sale of Latin America and E&P Services segments	(56.8)	(268.6)	—
Gain on sale of Eastern Hemisphere land rigs	(6.2)	—	—
Gain on sale of equity method investment	(11.4)	—	—
Depreciation and amortization	210.8	269.7	269.9
Amortization and write-offs of deferred financing costs	5.2	4.0	4.0
Amortization of deferred contract liabilities	(59.0)	(57.3)	(12.4)
Impairment charges	—	—	3.9
Gain on sales of assets, net	(24.0)	(31.5)	(31.4)
Deferred income taxes	78.6	53.0	65.4
Excess tax benefits from stock-based compensation	(7.7)	(7.2)	(14.0)
Stock-based compensation	24.8	23.0	17.2
Loss (gain) on mark-to-market of derivatives	—	3.9	1.3
Other, net	0.7	3.4	4.1
Net effect of changes in operating accounts	(26.9)	(152.0)	14.4
Deferred gain on asset sales	(12.3)	—	—
Increase (decrease) in deferred revenue	(8.7)	35.3	(14.5)
Decrease (increase) in deferred expense	6.3	25.0	7.3

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	844.1	685.0	611.7
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(984.0)	(656.4)	(356.2)
Purchase of net assets of acquired entities, including acquisition costs, less cash acquired	—	(45.0)	(212.6)
Proceeds from dispositions of property and equipment	65.8	53.4	60.5
Proceeds from sale of tender-assist rigs, net	210.8	—	—
Proceeds from sale of Eastern Hemisphere land rigs	84.9	—	—
Proceeds from sale of equity method investment	15.0	—	—
Net proceeds from disposition of Latin America Land and E&P Services segments, net of cash disposed	—	947.1	—
Proceeds from hurricane insurance	25.0	—	—
Investments in and advances to affiliates	—	—	(5.3)

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(582.5)	299.1	(513.6)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(537.2)	(599.5)	(568.7)
Proceeds from debt borrowings	68.0	403.0	423.9
Debt finance costs	(2.7)	—	—
Decrease in restricted cash	—	1.8	—
Net proceeds from employee stock transactions	24.7	29.7	51.7
Excess tax benefits from stock-based compensation	7.7	7.2	14.0

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(439.5)	(157.8)	(79.1)
Increase (decrease) in cash and cash equivalents	(177.9)	826.3	19.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	890.4	64.1	45.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$712.5	$890.4	$64.1

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Three Months Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Revenues:
Deepwater	$238.0	$241.7	$163.0
Midwater	145.1	120.3	70.6
Jackups — Independent Leg	82.5	74.5	63.3
Jackups — Mat-Supported	123.7	135.7	129.8
Other	32.2	35.0	55.0
Corporate	0.1	—	0.7

Total	$621.6	$607.2	$482.4

Earnings from continuing operations:
Deepwater	$136.5	$127.9	$68.4
Midwater	72.0	48.8	25.8
Jackups — Independent Leg	43.0	39.0	31.1
Jackups — Mat-Supported	34.1	49.4	45.8
Other	3.6	4.9	33.0
Corporate	(33.5)	(30.8)	(40.6)

Total	$255.7	$239.2	$163.5

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Deepwater	$882.2	$643.9	$479.0
Midwater	425.2	334.5	181.2
Jackups — Independent Leg	275.2	221.7	125.6
Jackups — Mat-Supported	553.1	551.7	550.9
Other	174.2	198.7	182.2
Corporate	0.5	1.0	(0.1)

Total	$2,310.4	$1,951.5	$1,518.8

Earnings from continuing operations:
Deepwater	$463.0	$274.2	$123.4
Midwater	168.7	145.0	27.8
Jackups — Independent Leg	135.7	94.9	34.0
Jackups — Mat-Supported	197.1	227.8	269.1
Other	39.9	62.6	31.9
Corporate	(134.9)	(142.6)	(121.0)

Total	$869.5	$661.9	$365.2

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q4 2008		Q3 2008		Q4 2007
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$331,300	98%	$333,600	98%	$251,300	88%
Midwater	$279,500	94%	$259,300	84%	$215,200	59%
Jackups — Independent Leg	$130,200	98%	$124,200	93%	$107,100	92%
Jackups — Mat-Supported	$96,800	69%	$84,600	84%	$94,300	71%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Annual Selected Offshore Drilling Services Metrics

	Year Ended December 31,
	2008		2007		2006
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$310,100	97%	$230,800	96%	$180,100	91%
Midwater	$249,200	78%	$192,200	79%	$102,300	81%
Jackups — Independent Leg	$121,100	89%	$100,600	86%	$58,700	93%
Jackups — Mat-Supported	$90,300	81%	$93,500	77%	$87,100	89%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q4 2008	Q3 2008	Q4 2007
Deepwater
Income (loss) from continuing operations	$136.5	$127.9	$68.4
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	18.4	18.1	18.4

EBITDA	154.9	146.0	86.8

Midwater
Income (loss) from continuing operations	72.0	48.8	25.8
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.0	11.2	8.2

EBITDA	83.0	60.0	34.0

Jackups — Independent Leg
Income (loss) from continuing operations	43.0	39.0	31.1
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	6.9	6.8	6.4

EBITDA	49.9	45.8	37.5

Jackups — Mat-Supported
Income (loss) from continuing operations	34.1	49.4	45.8
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	13.8	14.0	14.3

EBITDA	47.9	63.4	60.1

Other & Corporate
Income (loss) from continuing operations	(88.2)	(85.4)	(53.1)
Plus: Total interest expense, net	(1.9)	(0.9)	3.4
Plus: Income tax provision	61.2	66.0	42.9
Plus: Depreciation and amortization	1.5	2.0	3.7

EBITDA	(27.4)	(18.3)	(3.1)

Total Pride International Inc.
Income (loss) from continuing operations	197.4	179.7	118.0
Plus: Total interest expense, net	(1.9)	(0.9)	3.4
Plus: Income tax provision	61.2	66.0	42.9
Plus: Depreciation and amortization	51.6	52.1	51.0

EBITDA	$308.3	$296.9	$215.3